EXHIBIT 99.77Q2

SUB-ITEM 77Q2.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of the copies of Section 16(a) forms furnished to the registrant, or written representations that no Forms 5 were required, the registrant believes that during the fiscal year ended October 31, 2011 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that one Form 4 (reporting two transactions) was filed late by Bank of America Corporation.